Thornburg Investment Trust 485BPOS

Exhibit 99.(h)(6)

SECOND SUPPLEMENT TO THIRD RESTATED

ADMINISTRATIVE SERVICES AGREEMENT

OF

THORNBURG INVESTMENT TRUST

In accordance with paragraphs 4 and 6 of the Third Restated Administrative Services Agreement made as of February 1, 2018 between Thornburg Investment Trust and Thornburg Investment Management, Inc., the Third Restated Administrative Services Agreement is made applicable to Class C2 Shares of Thornburg Limited Term Municipal Fund, Thornburg Intermediate Municipal Fund, Thornburg California Limited Term Municipal Fund, Thornburg Limited Term U.S. Government Fund, and Thornburg Limited Term Income Fund effective October 1, 2020.

THORNBURG INVESTMENT TRUST

By:	/s/ Curtis Holloway
Curtis Holloway, its Treasurer

THORNBURG INVESTMENT MANAGEMENT, INC.

By:	/s/ Nimish S. Bhatt
Nimish Bhatt, its Chief Financial Officer